Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	List Underwood
(205) 264-4551	Dana Nolan
(205) 801-0265

Regions reports full year 2013 net income available to common shareholders of $1.1 billion, an increase of 10 percent over 2012

BIRMINGHAM, Ala. - (BUSINESS WIRE) - January 21, 2014 - Regions Financial Corporation (NYSE:RF) today announced earnings for the fourth quarter and full year ended December 31, 2013. For the fourth quarter, the company reported net income available to common shareholders of $219 million and earnings per diluted share of $0.16. For the full year 2013, Regions reported net income available to common shareholders of $1.1 billion, an increase of 10 percent over 2012. Earnings per diluted share for 2013 was $0.77, an increase of 8.5 percent from the prior year. The full year results reflect continued loan growth and an expanding customer base.

There were a number of notable items in the fourth quarter, detailed below, which had the combined effect of reducing fourth quarter net income available to common shareholders by $75 million and diluted earnings per share by $0.05.

These items include the transfer of certain loans totaling $686 million, classified as troubled debt restructurings (TDRs), to held-for-sale as part of Regions’ continued effort to further simplify and strengthen the balance sheet. This transfer resulted in an after-tax charge of $46 million. Also, the company benefited from certain leveraged lease terminations resulting in an after-tax impact of $6 million. During the quarter the company announced the consolidation of 30 branches that will drive greater efficiencies in the branch network, and resulted in an after-tax charge of $3 million. In addition, during the fourth quarter, Regions recorded a non-tax deductible charge of $58 million related to previously disclosed inquiries from government authorities concerning matters from 2009. Regions is in discussions with its banking supervisors to resolve their inquiries on these matters. The company also recorded a $40 million reduction to overall income tax expenses primarily related to valuation allowance adjustments. Finally, the company incurred an additional $25 million in pre-tax legal expenses related to adjustments to the indemnification reserve established in connection with the sale of Morgan Keegan, which is reflected in discontinued operations.

	Impact
($ in millions, except per share data)	Pre-tax $	After-tax $	EPS
Impact of Loans Transferred to Held-For-Sale	(75)	(46)
Leveraged Lease Terminations	39	6
Branch Consolidations	(5)	(3)
Regulatory Charge	(58)	(58)
Tax Reduction, Primarily Valuation Allowance	-	40
Total Impact to Continuing Operations	(99)	(61)	$(0.04)
Indemnification Legal Reserve Increase	(25)	(14)	$(0.01)
Total Impact to Net Income Available to Common Shareholders	(124)	(75)	$(0.05)

Continued execution of business priorities

Throughout 2013, Regions continued to successfully execute on its key business priorities. By leveraging Regions360, the company grew loans and expanded the number of customers while continuing to prudently manage expenses.

“2013 was a foundational year for Regions as we took decisive action to position the company for long-term, sustainable growth while also achieving positive loan growth,” said Grayson Hall, president, chairman and CEO. “By focusing on meeting the financial needs of our customers and maintaining our efforts to operate more efficiently, we concluded the year with more customers and successfully lowered adjusted expenses(1) compared to the prior year. We are optimistic about growth prospects for 2014 as consumers and businesses begin the year with healthy balance sheets and the economy continues to improve.”

Strengthening asset quality by further de-risking the balance sheet

During the fourth quarter, Regions transferred loans totaling approximately $686 million to held-for-sale. The loans transferred were primarily accruing first lien residential mortgages classified as troubled debt restructurings (TDRs) and the company expects to execute a sale of these loans early this year. This transaction, when completed, is expected to result in lower deposit administrative fees, improve the company’s credit profile and further strengthen the company’s balance sheet.

Net charge-offs totaled $278 million in the fourth quarter, including $151 million related to the transfer of residential mortgage loans to held-for-sale. Regions' provision for loan losses was $79 million for the quarter, of which $75 million was related to the loan transfers. The prior quarter’s loan loss provision amounted to $18 million. The allowance for loan and lease losses represented 1.80 percent of total loans outstanding, a decline of 23 basis points from the prior quarter.

Non-performing loans (excluding loans held-for-sale) improved $272 million, or 20 percent, from the prior quarter and 36 percent from the prior year. The pace of loans migrating into non-performing loan status declined 12 percent from the previous quarter to $175 million and is down 50 percent from the previous year. In addition, commercial and investor real estate criticized and classified loans declined 14 percent in the quarter and were down 33 percent year-over-year.

Loan balances impacted by transfer of loans to held-for-sale

Total loan balances for the year reflect increased loan production offset by the impact of the transfer of residential mortgage loans to held-for-sale. Loans totaled $75 billion at the end of 2013, an increase of 1 percent from the end of the previous year. Excluding the transfer of residential mortgage loans to held-for-sale, year over year adjusted loan growth was 2 percent(1). This reflected the company’s ability to successfully grow loans in a challenging economic environment.

Business lending drove overall loan growth throughout 2013 and was led by the company’s specialized lending groups and asset based lending. Specifically, commercial and industrial loans grew 10 percent from the end of the previous year, marking the highest single year increase since 2008 and commitments for new loans increased 14 percent. Notably, in consumer loans the origination of loans for new home purchases increased to 52 percent of total originations, an increase of 15 percentage points from the prior year. This has offset the decline in balances related to mortgage refinancing activity. Importantly, total new and renewed loan production increased 8 percent for the full year.

For the fourth quarter, total average loan balances were up 1 percent from the previous quarter; however, ending loans declined 2 percent. This was primarily related to the residential mortgage loans transferred to held-for-sale, the termination of leveraged leases, and the repayment of loans, some of which were non-performing. Excluding the residential mortgage loans transferred, adjusted ending loans declined 1 percent(1); however, total earning assets increased $190 million from the previous quarter.

Commercial and industrial loans increased 2 percent quarter over quarter on an average basis, but declined 2 percent on an ending basis. Previously mentioned transactions impacted ending loan balances. Importantly, the company’s commitments for future loans increased 1 percent to $38 billion. Investor real estate new loan production continued to increase as economic conditions in certain markets continued to improve. New loan production increased 2 percent from the previous quarter and 92 percent over the prior year. The increase in new loan production has served to offset de-risking; as a result, total loans in this portfolio declined only slightly from the previous quarter.

Total consumer lending production continues to be impacted by a decline in mortgage production, as expected. However, indirect auto lending achieved another solid quarter, growing 6 percent, partially offsetting the decline in mortgage production. The company has relationships with 2,140 dealers and continues to focus on increasing the number of loans per dealer by enhancing loan response time.

Mortgage loan balances declined $693 million sequentially; however, $686 million of this decline was attributable to the loans transferred to held-for-sale. Excluding the loan transfers, mortgage balances remained steady from the previous quarter. The home equity loan portfolio, which consists of home equity loans and lines of credit, declined modestly from the previous quarter. Pay downs on home equity lines of credit have been offset by the results of our increased focus on our home equity loan product.

Consumer credit card balances increased 6 percent from the previous quarter as the number of active credit card holders increased 4 percent. The company has been successful driving increases in the credit card portfolio through targeted marketing to existing customers and balance transfer offers.

Total funding costs continued to decline

Total funding costs were 34 basis points in the fourth quarter, a decline of 16 basis points from the same period in the prior year. This was a result of liability management actions in the second quarter and lower deposit costs. Average deposits for the fourth quarter totaled $92 billion, a decrease of $3 billion from the fourth quarter of 2012. The mix of deposits continued to improve in 2013, as ending low-cost deposits increased $746 million and higher cost time deposits declined $3.8 billion. Importantly, low-cost deposits as a percent of total deposits were 90 percent at the end of 2013, compared to 86 percent at the end of 2012. Deposit costs totaled 12 basis points in the fourth quarter, a decline of 10 basis points from the same period in the prior year, resulting from the positive change in deposit mix.

Net interest margin expanded 2 basis points sequentially and 16 basis points in 2013

Net interest income increased $8 million or 1 percent from the previous quarter driven primarily by the impact of rising long-term interest rates and by the related slow down in prepayments within the securities portfolio. The resulting net interest margin expanded 2 basis points to 3.26 percent in the fourth quarter, an increase of 16 basis points over the same period in the prior year.

Non-interest revenue and non-interest expense impacted by company initiatives

Non-interest revenue totaled $526 million, an increase of $31 million from the previous quarter. The previous quarter included a $24 million gain related to the divestiture of a non-core portion of the Wealth Management business, and the fourth quarter included a net gain of $17 million related to the sale of certain low-income housing investments. Additionally, during the fourth quarter the company terminated two leveraged leases that resulted in a gain of $39 million with an offsetting $33 million tax expense.

Non-interest revenue was also impacted by an expected decline in mortgage revenue due to a 23 percent decline in mortgage production as average mortgage interest rates continued to increase.

Total non-interest expense was $946 million, which included expenses related to the branch closures and the regulatory charge. Excluding these items, adjusted non-interest expense(1) was relatively stable from the third quarter. Salaries and benefits increased from the previous quarter as an increase in staffing in customer facing, revenue-generating and compliance positions was partially offset by a decline in mortgage operations expense.

Strong capital and solid liquidity

Regions' capital position remains strong as the Tier 1 ratio was estimated at 11.6* percent at quarter end. In addition, the Tier 1 Common ratio was estimated at 11.2* percent, an increase of 40 basis points from one year ago. Likewise, the company’s liquidity position remained solid as the loan to deposit ratio at the end of the quarter was 81 percent.

Highlights	Quarter Ended
($ in millions, except per share data)	12/31/2013	9/30/2013	12/31/2012
Net Income
Net interest income	$832	$824	$818
Non-interest income	526	495	536
Total revenue	1,358	1,319	1,354
Provision for loan losses	79	18	37
Non-interest expense	946	884	902
Income from continuing operations before income tax	333	417	415
Income tax expense	92	124	138
Income from continuing operations (A)	241	293	277
Income (loss) from discontinued operations, net of tax	(14)	—	(12)
Net income	227	293	265
Preferred dividends (B)	8	8	4
Net income available to common shareholders	$219	$285	$261
Income from continuing operations available to common shareholders (A) – (B)	$233	$285	$273

Diluted EPS Summary
Earnings per common share	$0.16	$0.20	$0.18
(Loss) per share from discontinued operations	(0.01)	—	(0.01)
Earnings per common share from continuing operations	$0.17	$0.20	$0.19

Key Ratios*
Net interest margin (FTE) from continuing operations~	3.26%	3.24%	3.10%
Tier 1 capital*	11.6%	11.5%	12.0%
Tier 1 common* risk-based ratio(1) (non-GAAP)	11.2%	11.0%	10.8%
Tangible common stockholders’ equity to tangible assets(1) (non-GAAP)	9.24%	9.02%	8.63%
Tangible common book value per share(1) (non-GAAP)	$7.54	$7.32	$7.11
Allowance for loan losses as a percentage of loans, net of unearned income	1.80%	2.03%	2.59%
Net charge-offs as a percentage of average net loans~	1.46%	0.60%	0.96%
Adjusted net charge-offs as a percentage of average loans (non-GAAP)~ (1)	0.67%	0.60%	0.96%
Non-accrual loans, excluding loans held for sale, as a percentage of loans	1.45%	1.78%	2.27%
Non-performing assets as a percentage of loans, foreclosed properties and non-performing loans held for sale	1.74%	2.03%	2.59%
Non-performing assets (including 90+ past due) as a percentage of loans, foreclosed properties and non-performing loans held for sale(2)	2.08%	2.38%	3.07%

Highlights	Full Year Ended
($ in millions, except per share data)	12/31/2013	12/31/2012
Net Income
Net interest income	$3,262	$3,300
Non-interest income	2,019	2,100
Total revenue	5,281	5,400
Provision for loan losses	138	213
Non-interest expense	3,556	3,526
Income from continuing operations before income tax	1,587	1,661
Income tax expense	452	482
Income from continuing operations (A)	1,135	1,179
Income (loss) from discontinued operations, net of tax	(13)	(59)
Net income	1,122	1,120
Preferred dividends and accretion (B)	32	129
Net income available to common shareholders	$1,090	$991
Income from continuing operations available to common shareholders (A) – (B)	$1,103	$1,050

Diluted EPS Summary
Earnings per common share	$0.77	$0.71
(Loss) per share from discontinued operations	(0.01)	(0.05)
Earnings per common share from continuing operations	$0.78	$0.76

 *Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated
~Annualized
(1) Non-GAAP, refer to pages 8, 10, 14 and 19-21 of the financial supplement to this earnings release
(2) Guaranteed residential first mortgages were excluded from the 90+ past due amounts, refer to pages 13 and 17 of the financial supplement to this earnings release

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $117 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, unless the context implies otherwise, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) became law in July 2010, and a number of legislative, regulatory and tax proposals remain pending. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature and extent of which cannot be determined at this time.

•
Current developments in recent litigation against the Board of Governors of the Federal Reserve System could result in possible reductions in the maximum permissible interchange fee that an issuer may receive for electronic debit transactions and/or the possible expansion of providing merchants with the choice of multiple unaffiliated payment networks for each transaction, each of which could negatively impact the income Regions currently receives with respect to those transactions.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

•
Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins. Increases in benchmark interest rates could also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated.

•	Possible adverse changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business.

•	Possible regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact Regions’ business model or products and services.

•
Regions’ ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of Regions’ comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•	Possible stresses in the financial and real estate markets, including possible deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Cyber-security risks, including “denial of service,” “hacking” and “identity theft,” that could adversely affect our business and financial performance, or our reputation.

•	Regions’ ability to keep pace with technological changes.

•
Regions’ ability to effectively identify and manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, reputational risk, counterparty risk, international risk, regulatory risk, and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•
The reputational damage, cost and other effects of material contingencies, including litigation contingencies and negative publicity, fines, penalties, and other negative consequences from any adverse judicial, administrative or arbitral rulings or proceedings, regulatory violations and legal actions.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Regions’ ability to identify and address data security breaches.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters.

•	Possible downgrades in ratings issued by rating agencies.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates and the related acceleration of premium amortization on those securities.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Regions’ ability to receive dividends from its subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2012 and the “Forward-Looking Statements” section of Regions’ Quarterly Report on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, as filed with the Securities and Exchange Commission.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

Regions’ Investor Relations contact is List Underwood at (205) 801-0265; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures

Regions believes excluding the impact of the residential first mortgage loans transferred to held for sale during the fourth quarter of 2013 provides a more meaningful calculation of loan growth rates and presents them on the same basis as that applied by management.
Regions believes that the presentation of pre-tax, pre-provision income (PPI) and the exclusion of certain items from PPI provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as applied by management.
During the fourth quarter of 2013, Regions transferred certain primarily accruing restructured residential first mortgage loans to loans held for sale and marked the loans down to fair value through net charge offs upon transfer to held for sale. Management believes that excluding the incremental increase to net charge-offs from the affected net charge-off ratios will assist investors in analyzing the Company's credit quality performance as well as provide a better basis from which to predict future performance.
Regions' management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. The computation of the adjusted efficiency ratio includes certain adjustments to non-interest expense (GAAP) to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Net interest income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue (GAAP). Adjustments are made to arrive at adjusted total revenue (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.
Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the company’s Comprehensive Capital Analysis and Review process, these regulators supplement their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not prescribed in amount by federal banking regulations, under Basel I, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or prescribed in amount by the federal banking regulations, under Basel I, these measures are currently considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.
Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together, and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies in place to identify and address expenses that qualify for non-GAAP presentation, including authorization and system controls to ensure accurate period to period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:

•Preparation of Regions’ operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance

See page 8 of the supplement to this earnings release for the computation of total ending loans (GAAP) to adjusted total ending loans (non-GAAP). See page 10 of the supplement to this earnings release for the computation of income (loss) from continuing operations available to common shareholders (GAAP) to pre-tax pre-provision income from continuing operations (non-GAAP) to adjusted pre-tax pre-provision income from continuing operations (non-GAAP). See page 14 of the supplement to this earnings release for the reconciliation of select annualized net charge-offs as a percentage of average loans ratios (GAAP) to select adjusted annualized net charge-offs as a percentage of average loans ratios (non-GAAP). See pages 19-21 of the supplement to this earnings release for 1) a reconciliation and computation of adjusted income (loss) available to common shareholders (non-GAAP), and adjusted income (loss) from continuing operations available to common shareholders (non-GAAP), 2) computation of return on average assets from continuing operations (GAAP) and adjusted return on average assets from continuing operations (non-GAAP), 3) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 4) computation of return on average tangible common stockholders’ equity (non-GAAP) and adjusted return on average tangible common stockholders’ equity (non-GAAP), 5) a reconciliation of total assets (GAAP) to tangible assets (non-GAAP), 6) computation of tangible common stockholders’ equity (non-GAAP) to tangible assets (non-GAAP) and tangible common book value per share (non-GAAP), 7) a reconciliation of stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP), 8) computation of Tier 1 common risk-based ratio (non-GAAP), 9) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP), 10) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), and 11) a computation of the adjusted efficiency ratio and fee income ratio (non-GAAP).